EXHIBIT 10.29

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is dated October 1, 2007 (the “Effective Date”) between:

BIOJECT MEDICAL TECHNOLOGIES INC. (“BMT”), a Corporation incorporated under the laws of the State of Oregon having its principal offices at 20245 SW 95th Ave, Tualatin, Oregon 97062

BIOJECT INC. (“Bioject”), a Corporation incorporated under the laws of the State of Oregon having its principal offices at 20245 SW 95th Ave, Tualatin, Oregon 97062 (collectively referred to herein as the “Company”)

AND:

Ralph Makar

(“Executive”).

RECITALS

1.	The Company desires to secure the services and expertise of Executive and to ensure the availability of Executive to the Company; and

2.	Executive desires to serve in the employ of the Company on a full-time basis for the period and upon the terms and conditions provided for in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties noted above agree as follows:

Section 1 - Employment, Duties and Term

1.1	Employment. Effective as of the first date set forth above, the Company agrees to employ Executive in the position of President and Chief Executive Officer, and Executive hereby accepts such employment, on the terms and conditions set forth herein. Executive’s first day of employment hereunder shall be October 1, 2007 (the “Initial Employment Date”).

1.2	Approval by the Board. The Company represents that the appointment of Executive to the position referred to in Section 1.1 has been approved by the Board of Directors of the Company (the “Board”) and that all corporate action required to effect the appointment has been taken.

1.3	Duties. The Executive shall devote his full-time and best efforts to the Company and to fulfilling the duties of his position which shall include all duties commonly incident to the offices of President and Chief Executive Officer. The Executive hereby accepts and agrees to such engagement of services, and will devote himself to the operation of the Company’s business. Executive has disclosed to the Company his involvement in and with the entities listed on Exhibit C hereto. In no event shall Executive’s interest in or involvement with any entity listed on Exhibit C be deemed a violation of this Section 1.3. The Executive shall comply with the Company’s policies and procedures to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail. Executive shall comply with all legal requirements applicable to his position, including without limitation, requirements arising out of the Sarbanes-Oxley Act of 2002. The Company shall provide Executive with ongoing training and legal counsel with respect to his Sarbanes-Oxley Act of 2002 responsibilities.

1.4	Reporting. In conducting Executive’s duties under this Agreement, Executive shall report to the Company’s Board of Directors.

Executive Employment Agreement

1.5	Location of Employment. The Executive shall conduct his duties under this Agreement primarily at the offices of the Company in Tualatin, Oregon, or such other geographical locations as shall be reasonably required in order to assure the efficient and proper operation of the Company. In the event that the primary location for the conduct of Executive’s duties is moved more than thirty (30) miles outside Tualatin, Oregon, Executive will be offered a choice to either relocate to the new location, or to accept severance benefits as described in Section 4.4, subject to Executive’s compliance with Section 4.4.4.

Section 2 - Base Compensation and Benefits

2.1	Base Salary. For all services rendered under this Agreement, the Company shall pay Executive a Base Salary at an annual rate of $300,000, commencing as of the Initial Employment Date. Company shall pay Executive in approximately equal monthly amounts pursuant to its standard payroll schedule. All amounts paid to Executive under this Agreement shall be reduced by such amounts as are required or permitted to be withheld by law. Executive’s Base Salary shall be subject to periodic adjustment by the Board. The Board will perform performance reviews with respect to the periods ending December 31, 2007, June 30, 2008, December 31, 2008 and annually thereafter, provided that the Board shall be under no obligation to increase Executive’s Base Salary in connection with any such review. For purposes of this Agreement, “Base Salary” shall mean regular salary paid on a periodic basis exclusive of benefits, bonuses, stock options, restricted stock unit awards or incentive payments.

2.2	Benefits. Subject to eligibility requirements, Executive shall be entitled to receive such insurance and other employment benefits as are available to other executive officers of Company under the same terms and conditions applicable to such other executive officers, which shall initially consist of medical insurance, dental and vision insurance, participation in the Company’s flexible spending account (with an employer contribution), short- and long-term disability insurance, life insurance, supplemental life insurance, supplemental medical expense insurance (AFLAC), participation in the Company’s 401(k) plan and employee stock purchase plan, and credit union and Costco membership. Such benefits may change from time to time or may be eliminated by Company. In addition, the Company shall pay the premiums for $1 million in supplemental life, death and disability insurance on behalf of Executive.

2.3	Business Expenses. The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of the Company, provided that Executive accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.

2.4	Vacation. Executive shall be entitled to vacation, flexible time off, paid holidays and sick leave according to the standard policies and procedures of the Company; provided that Executive shall be entitled to 25 vacation days per year, with the unused vacation in any year to be available for use in subsequent years.

2.5	Disability. Should Executive become Disabled and unable to perform substantially all of his duties under this Agreement, as documented by an independent physician selected jointly by Executive and the Company, the Company will continue paying Executive seventy-five percent (75%) of Executive’s then-current Base Salary for a period of not greater than six (6) months from the Disability date. Should the Disability continue beyond the initial six (6) months, payments by the Company will then be reduced to fifty percent (50%) of Base Salary for any remaining period of Disability not to exceed an additional six (6) months. Health and dental insurance and other benefit coverage will continue for the duration of these payments, for a maximum time period not to exceed twelve (12) months. Should payments to Executive under worker’s compensation and/or disability insurance programs, when combined with Company payments, exceed seventy-five percent (75%) of Executive’s Base Salary, the Company will reduce its payment by the excess amount. For purposes of this Agreement, “Disability” or “Disabled” shall mean the inability of Executive to perform the essential functions of his position under this Agreement, with or without reasonable accommodation, because of physical or mental incapacity for 180 days during any consecutive twelve-month period, as reasonably determined by the Board after consultation with a qualified physician selected by the Board.

Executive Employment Agreement

2.6	Relocation Expenses. The Company shall pay to relocate Executive and his immediate family from Executive’s home in Morris Plains/Parsippany, New Jersey to the Portland, Oregon area, provided that the Company’s obligations for such relocation shall not exceed $30,000. The Company shall provide Executive with home search assistance.

Section 3 - Equity Awards; Incentive Compensation

3.1	Stock Options. Effective on the Initial Employment Date, the Company will grant Executive a non-qualified stock option outside of, but on terms and conditions substantially identical to, the terms and conditions of the Bioject Medical Technologies, Inc. Restated 1992 Stock Incentive Plan, as amended (the “Plan”), to purchase 150,000 shares of BMT Common Stock (the “Option”). The exercise price of the Option shall be the 10-day Volume Weighted Average Price of BMT Common Stock as reported by Bloomberg for the ten trading days ending on the Initial Employment Date. The Option will vest 1/3 annually on each of the first three anniversaries of the Initial Employment Date and have a term of 10 years. BMT will provide Executive with a Stock Option Agreement that evidences the Option. The Stock Option Agreement sets forth the specific terms and conditions of the Option, including, without limitation, the vesting schedule and the terms under which Executive will forfeit the Option (including termination of Executive’s employment with the Company pursuant to Section 4.2). The grant is subject to Executive’s execution of the Stock Option Agreement. In the event that there is any inconsistency between the Stock Option Agreement and this Agreement, this Agreement shall control.

3.2	Restricted Stock Units. Effective on the Initial Employment Date, the Company will grant Executive a restricted stock unit of 100,000 units (the “Award”), with each unit representing the right to receive one share of BMT Common Stock, subject to certain vesting conditions and forfeiture provisions. The Award will be made outside of, but on terms and conditions substantially identical to, the Plan. The Award shall vest as to 1/3 of the units annually on each of the first three anniversaries of the Initial Employment Date. Following the Initial Employment Date, BMT will provide Executive with a Restricted Stock Unit Grant Agreement that evidences the Award. The Restricted Stock Unit Grant Agreement sets forth the specific terms and conditions of the Award, including, without limitation, the vesting conditions as well as the terms under which Executive will forfeit the Award (including termination of Executive’s employment with the Company pursuant to Section 4.2). The Award is subject to Executive’s execution of the Restricted Stock Unit Grant Agreement. In the event that there is any inconsistency between the Restricted Stock Unit Agreement and this Agreement, this Agreement shall control.

3.3	Incentive Compensation. Executive shall be entitled to the following incentive compensation:

(i)	with respect to the period commencing on the Initial Employment Date and ending December 31, 2007, Executive shall be eligible to receive a target of 150,000 restricted stock units and a target of 25% of his then-current Base Salary based upon his achievement of the milestones for such period set forth on Exhibit A as determined by the Board in its sole discretion which shall be exercised reasonably;

(ii)	with respect to each of (A) the period commencing January 1, 2008 and ending December 31, 2008 and (B) the period commencing January 1, 2009 and ending December 31, 2009, Executive shall be eligible to receive a target of 200,000 restricted stock units and a target of 25% of his then-current Base Salary for each such period based upon his achievement of the milestones for such period set forth on Exhibit A as determined by the Board in its sole discretion (it being understood that the Board may in its discretion elect to award up to 150,000 of the possible 200,000 restricted stock unit target relating to 2008 in connection with Executive’s mid-year performance review for such year and the degree of achievement of Executive’s milestones at such time.

Any restricted stock units awarded pursuant to this Section 3.3 will be made outside of, but on terms and conditions substantially identical to, the Plan, will vest 1/3 annually on the first three anniversaries of the date of grant of such awards and shall be evidenced by a Restricted Stock Unit Award Agreement. None of the restricted stock units described in this Section 3.3 shall be deemed granted, awarded or outstanding

Executive Employment Agreement

until such time as the Board has awarded such restricted stock units based on Executive’s achievement of the applicable milestones. The Restricted Stock Unit Grant Agreement sets forth the specific terms and conditions of the award, including, without limitation, the vesting conditions as well as the terms under which Executive will forfeit the award (including termination of Executive’s employment with the Company pursuant to Section 4.2). The award is subject to Executive’s execution of the Restricted Stock Unit Grant Agreement. In the event that there is any inconsistency between the Restricted Stock Unit Agreement and this Agreement, this Agreement shall control.

3.4	Effect of Change of Control. Immediately prior to the consummation of any of the transactions described in Sections 4.7.1.1, 4.7.1.2 or 4.7.1.3 (i) all outstanding stock options held by Executive shall vest and Executive shall have until the third anniversary of the date of such acceleration (but not later than the original term of the option) to exercise such options, at which time the options will terminate and (ii) all outstanding restricted stock units held by Executive shall vest. In addition, immediately prior to the consummation of any of the transactions described in Sections 4.7.1.1, 4.7.1.2 or 4.7.1.3 BMT shall award Executive additional shares of BMT Common Stock as a stock bonus under the Plan payable immediately (the “CIC Bonus”). The maximum number of shares subject to the CIC Bonus shall be equal to 650,000 less the number of restricted stock units granted prior to the payment date of the CIC Bonus pursuant to Sections 3.2 and 3.3 of this Agreement (the “Cap”). The Board, in its sole discretion, shall elect to pay the CIC Bonus pursuant to one of the following alternatives:

(A)	Issuing a stock bonus for a number of shares equal to two times the aggregate number of options and restricted stock units previously awarded pursuant to Sections 3.1, 3.2 and 3.3, subject to the Cap; or

(B)	If BMT Common Stock is valued at more than $3.00 per share in the Change of Control transaction, issuing a stock bonus for a number of shares equal to the Cap.

Section 4 - Term, Termination

4.1	Term. The term of this Agreement shall commence on the date first written above (the “Effective Date”). It shall continue for an initial term of one (1) year, subject to the early termination provisions set forth in this Section 4. Upon expiration of the initial term, this Agreement will be automatically extended for additional one-year terms unless Executive or the Company shall, upon 120 days written notice to the other, elect not to extend this Agreement for an additional one-year term. Non-renewal of the Agreement by the Company shall be deemed a termination pursuant to Section 4.3 and shall be subject to the severance benefits related to termination under Section 4.4.

4.2	Termination by the Company For Cause. At any time during the term of this Agreement, the Company may terminate this Agreement and Executive’s employment immediately for “Cause” as that term is defined herein, upon written notice to Executive.

4.2.1.	“Cause” means any one of the following: (a) a material breach of Executive’s duties hereunder, followed by Executive’s failure to cure such breach within a reasonable period of time after a written demand for such satisfactory performance which specifically and with reasonable detail identifies the manner in which it is alleged that Executive has not satisfactorily performed such duties, provided, however, that no termination for Cause pursuant to this subparagraph 4.2.1 will be effective until after Executive, together with Executive’s counsel, have had an opportunity to be heard before the Board; (b) a criminal act (excluding motor vehicle violations) by the Executive reflecting adversely on the business or reputation of the Company; or (c) Executive, in his personal capacity, is indicted or sanctioned or enters into a consent decree, in connection with any investigation of, allegation of wrongdoing by, or other formal proceeding against Executive, by the United States Food and Drug Administration or the United States Securities and Exchange Commission, whether related to the business of the Company or to any other past employment or activity of Executive.

Executive Employment Agreement

4.2.2.	In the event of Executive’s termination for Cause pursuant to Section 4.2, Executive shall be paid Base Salary and Company-sponsored benefits in effect at the time of termination for sixty (60) days following the date of termination. All other forms of compensation payable to Executive pursuant to Section 3 shall terminate on the date of termination. Executive shall not be entitled to any additional compensation or severance.

4.3	Termination by the Company Without Cause; Termination by Executive for Good Reason. The Company may terminate this Agreement and Executive’s employment at any time without Cause upon giving Executive at least 120 days written notice; provided, however, that the Company shall have the option of making termination of the Agreement and termination of Executive’s employment effective immediately upon notice, in which case, in addition to the payments provided for by Section 4.4 below, Executive shall be paid his Base Salary through a notice period of 120 days. Executive may terminate this Agreement and his Employment for Good Reason upon giving the Company at least 120 days written notice specifying the reason and failure of the Company to remedy the condition within 30 days. “Good Reason” means a material reduction in Executive’s title or duties. Termination of employment because of disability under Section 2.5 and termination of employment because of death under 4.1 are not terminations under this Section 4.3 or Section 4.4.

4.4	Severance Benefits. If (i) the Company gives notice pursuant to Section 4.1 that the term of this Agreement shall not be extended or shall not be renewed, (ii) this Agreement and Executive’s employment are terminated by the Company pursuant to Section 4.3, or (iii) Executive terminates his employment for Good Reason pursuant to Section 4.3, then as of the effective date of Executive’s termination:

4.4.1.	The Company shall pay Executive as severance pay an amount equivalent to twelve (12) months of Executive’s then-current Base Salary plus accrued and unused vacation (the “Severance Pay”). The Company may pay such Severance Pay on dates generally coinciding with its regular payroll schedule or in a single lump sum payment in its sole discretion; and

4.4.2.	An amount equivalent to the premium Executive would pay if Executive were to elect to continue Executive’s group health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of twelve (12) months; and

4.4.3.	Unless already accelerated pursuant to Section 3.4 and notwithstanding any provision in any award agreement to the contrary, all outstanding stock options and restricted stock unit awards held by Executive as the effective date of Executive’s termination shall become fully vested and Executive shall have two years from the date of termination to exercise such options (but not later than the original term of the option); and

4.4.4.	As a condition of receiving the compensation and other benefits pursuant to this Section 4.4, Executive shall sign, deliver and not revoke a release of claims in a reasonable form to be provided by the Company at the time of termination.

4.5	Termination by Executive. The Executive may terminate this Agreement at any time by giving 120 days prior written notice to the Company. Upon termination of this Agreement by Executive pursuant to this Section 4.5, Executive shall be paid unpaid salary and accrued and unpaid vacation through the date of termination. All other forms of compensation payable to Executive pursuant to Section 2 shall terminate on the date of termination. Executive shall not be entitled to any additional compensation or severance.

4.6	Termination Upon Death. This Agreement shall terminate immediately upon Executive’s death. In the event of Executive’s death:

4.6.1.	The Company shall pay to Executive’s estate the Base Salary otherwise payable to Executive through the last day of the calendar month in which Executive’s death occurs and for a period of sixty (60) days thereafter.

Executive Employment Agreement

4.6.2.	As expeditiously as possible after Executive’s death the Company shall pay or reimburse Executive’s estate for all expenses incurred pursuant to Section 2.3 prior to such death.

4.7	Change in Control. If at any time during the term of this Agreement a Change in Control (as defined below) of the Company occurs, then, as to such Change in Control, the Company will utilize its best efforts to make appropriate provisions to preserve the rights and interests of Executive pursuant to this Agreement. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

4.7.1.	The approval by the shareholders of BMT of:

4.7.1.1.	any consolidation, merger or plan of share exchange involving BMT (a “Merger”) as a result of which the holders of outstanding securities of BMT ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger;

4.7.1.2.	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of BMT; or

4.7.1.3.	the adoption of any plan or proposal for the liquidation or dissolution of BMT.

4.7.2.	Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than BMT, have become the beneficial owner (within the meaning of Rule 13d-3 under the Act), directly or indirectly, of Voting Securities representing fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities.

4.8	Acts Upon Termination. Upon termination of Executive’s employment with the Company, all computers, equipment, documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by Executive or others, will be delivered to the Company within thirty (30) days of such termination. The obligations of Executive in Section 5 of this Agreement shall survive any termination of Executive.

4.9	Entire Termination Payment. The compensation provided for in this Section 4 shall constitute Executive’s sole remedy for termination of this Agreement by either party.

4.10	Resignation from the Board. Upon termination of Executive’s employment with Company for any reason, Executive shall offer his resignation as a member of the Board and as an officer or director of any subsidiary or affiliate of the Company in which he/she holds such positions.

Section 5 - Confidentiality, Invention Ownership Agreement and Noncompetition Agreement

5.1

Executive agrees to execute and deliver and abide by the Confidentiality, Invention Ownership Agreement and Noncompetition Agreement in the form attached hereto as Exhibit B (the “Confidentiality and Noncompetition Agreement”). Upon the termination of Executive’s employment, Executive shall return all confidential information of any type that that belongs to the Company, or any other related or affiliated entity, or a third party. Executive acknowledges that Executive’s obligations of confidentiality extend beyond the termination of Executive’s employment as dictated by the Confidentiality and Noncompetition Agreement. Executive acknowledges and agrees that upon Executive’s termination of employment with the Company for any reason, Executive shall be bound by the provisions set forth in the Confidentiality and Noncompetition Agreement as if those provisions were set forth herein. Executive also acknowledges that

Executive Employment Agreement

Executive’s obligations of noncompetition and nonsolicitation extend beyond the termination of Executive’s employment for any reason as dictated by the Confidentiality and Noncompetition Agreement.

Section 6 - General Provisions

6.1	Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or three days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section.

6.2	Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

6.3	Venue and Jurisdiction/Controlling Law. For any claim or cause of action arising under or relating to this Agreement, the Company and Executive consent to the exclusive jurisdiction of the Multnomah County, Oregon Superior Court, or a federal court serving Portland, Oregon, and waive any objection based on jurisdiction or venue, including forum non conveniens; provided, however, if the Company seeks injunctive relief, it may file such action wherever in its judgment relief might most effectively be obtained. Oregon law shall apply.

6.4	Mediation. In case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, except for Company’s right to seek injunctive relief pursuant to the terms of the Confidentiality and Noncompetition Agreement attached hereto as Exhibit B, the parties agree that, prior to commencing litigation, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation.

6.5	Attorney Fees. If any action at law, in equity or by arbitration is taken to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, including fees and expenses on appeal.

6.6	Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.7	Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

6.8	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon Executive, his administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Executive.

6.9	Exhibits. The following exhibits are attached hereto and by this reference incorporated herein:

Exhibit A – Performance Milestones

Exhibit B – Confidentiality and Noncompetition Agreement

Exhibit C – Summary of Outside Involvement.

Executive Employment Agreement

6.10	Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

6.11	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces and supersedes all prior agreements or understandings of the parties hereto with respect to the subject matter hereof.

In witness whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Bioject Inc. Bioject Medical Technologies, Inc.		Executive

By:	/s/ Christine M. Farrell	/s/ Ralph Makar
Title: Date:	Vice President of Finance October 1, 2007	Date: October 1, 2007

Executive Employment Agreement

EXHIBIT A

Business Goals for Bioject:

Milestones for Enhanced Incentives for CEO Start Date to Year-End 2007

Programs under direct control of CEO

•	Identify focused list (e.g., 2 to 5) of potential drug candidates for consideration as Development Product (DP = device + drug) for own account [Present to Board in Q4 07]

•	Measurement – Hard copy of presentation for the Board [Level 1]

•	Measurement – Agreement of Board to pursue at least one target (could be previously recognized potential target, e.g., *, *, *, etc) [Level 2]

•	Measurement – Agreement of Board to pursue new targets, not previously identified [Level 3-5]

30% total weight

•	Finalize (e.g., both party sign off) all current ongoing negotiations

•	Measurement – At least one agreement signed (*, * * *, or *) [Level 1]

•	Measurement – Two agreements signed [Level 2]

•	Measurement – All agreements signed with clear Iject development strategy [Level 3]

50% total weight

•	Establish new business and partnership agreements

•	Objective Measurement – Deliver agreed to deal term-sheet [Level 1]

•	Objective Measurement – Signed agreement by both parties [Level 2]

10% total weight

•	Begin institutional, investor presentations [ Level 1]

5% total weight

•	M&A discussions [ Identification, Level 1, Term sheet, Level 2, Deal, Level 3]

5% total weight

Total levels = 14

*	This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

Exhibit A - Page 1

Executive Employment Agreement

The higher the Level, the greater the incentive (cash/stock/options) granted for achieving the particular goal.

Upon completion of each time period, the BOD directors (Compensation Committee) will review all the levels achieved for each weighting and based upon a comprehensive assessment decide to award up to an additional 20% of the additional restricted stock unit award for year-end 2007 and up to an additional 50% of the additional restricted stock units award for all other time periods. Greater than 100% percentage allocations would allow for a larger amount of awards to be granted when there has been less than 100% earned in previous periods (e.g., allows for slippage of goals into the next period) and/or when goals have been exceeded (as decided by the BOD) in the current period. However, the total number of restricted stock units allocated will not exceed the maximum of 650,000 restricted shares in the time period specified (2007 to 2009). See Tables at end of document for calculations of incentive bonuses and additional incentive bonuses

Performance Review First Half of 2008 (January to June 2008):

•	Maintain organization in the black per existing business plan (e.g., positive cash flow) on an operating cash basis

•	Measurement – P&L, Financial Statements [Level 1 maintain plan]

•	Measurement – Improvements over existing business plan [Incentive Levels 2-5]

•	Additional incentives for any new profitable agreements signed

•	Initiate Development Product (DP = device + drug) for own account

•	Measurement – Agreement from Board on the plan of action for previously identified candidates [Level 1]

•	Measurement – Term sheet(s) established for 1-3 new product(s)/drug(s) [Level 2-4]

•	Measurement – Development plan established [Level 5]

•	Explore offshore outsource production for Spring device

•	Measurement – Identify one or more potential production partner for Spring device [Level 1]

•	Measurement – Initiate production term-sheet [Level 2]

•	Measurement – Definitive production agreement [Level 3]

•	Take action on agreed upon priorities [From Q4 2007 Above]

•

Measurement – execution of business plan (e.g., M&A discussions, progress on new business agreements and partnerships, new target identification, improve product quality, expand intellectual property base, etc.)

•	Measurement – Levels vary based upon degree of accomplishment as agreed to with the Board in Q4 of 2007 (Levels 1-7)

Total levels 20

g Upon completion of mid-year 2008 (June 30, 2008) performance review, the BOD may decide to allocate enhanced incentives (e.g., Restricted Stock Units) for CEO and/or a permanent merit increase in salary and/or percentage cash bonus allocation.

Exhibit A - Page 2

Executive Employment Agreement

Milestones for Enhanced Incentives for CEO for 2008

•	Increase sales and profitability over 2007 existing plan

•	Measurement – P&L, Financial Statements [Level 1: QTR 08 vs QTR 07 above existing plan]

•	Measurement – P&L, Financial Statements [Level 2: Year 08 vs Year 07 above existing plan]

•	Measurement – P&L, Financial Statements [Levels 3-7: 5% – 25% increase above existing plan]

•	Measurement – Additional incentives for new business that increases above 25% in either target (Level 8)

•	Additional incentives for any new profitable agreements signed (Levels 9-10)

25% total weight

•	Continue Development Product (DP = device + drug) for own account

•	Measurement – Present DP business plan to investment community [Level 1]

•	Measurement – Raise capital to secure Development Product(s) based on higher market value[Level 2]

•	Measurement – Initiate development program [Level 3]

•	Measurement – Additional incentives for the amount of capital raised & the value of the buy-in share price for new investors (Levels 4-5)

30% total weight

•	Initiate offshore outsource production for Spring device

•	Measurement – Signed agreement & product production initiated [Level 1]

•	Measurement – Additional incentives based on the scale of cost reductions and increased product margin (Levels 2-3)

20% total weight

•	Increase in shareholder value based upon the success of the CEO to implement the vision, strategy and execution elements since starting the job

•	Measurement – Promote “new company” and value of Specialty Pharma organization at major investor/pharma/biotech meetings (Level 1)

•

Measurement – Linked CEO initiatives to the total increase in share price [e.g., compare the VWAP (Volume Weighted Average Price) in the last month of 2008 to volume weighted average price (VWAP) over the last month of 2007 (Level 2)

•	Measurement – Level 1 to 10 based on share price increase of 25%, 50%, 75%, 100%, 150%, 200%, 250%, 300%, 400%, 500%; Additional incentives for share price increases above 500% (Levels 3-12)

25% total weight

Total Levels = 30

Exhibit A - Page 3

Executive Employment Agreement

2009 (January to December 2009):

•	Increase sales and profitability over existing 2008 plan

•	Measurement – P&L, Financial Statements [Level 1: existing plan QTR 09 vs QTR 08]

•	Measurement – P&L, Financial Statements [Level 2: existing plan Year 09 vs Year 08]

•	Measurement – P&L, Financial Statements [Levels 3-7: 5%—25% increase] Measurement – Additional incentives for increases above 25% in either target (Level 8)

•	Additional incentives for any new agreements signed (Level 9-10)

25% total weight

•	Continue Development Product (DP = device + drug) for own account and leverage in order to maximize shareholder value (e.g., exit strategy via merger, sale of company)

•	Measurement – Continue DP process with necessary outsourcing [Level 1]

•	Measurement – Promote “new company” and value of Specialty Pharma organization at major investor/pharma/biotech meetings [Level 2]

•	Measurement – Explore strategies for added shareholder value creation (e.g., exit strategy via merger/sale of company with potential partner/acquirer) [Level 3]

•	Measurement – Complete exit strategy (e.g., merger, sale of company, etc., in order to maximize shareholder value) [Level 4]

30% total weight

•	Continue offshore outsource production for Spring device(s)

•	Measurement – Additional incentives based on the scale of cost reductions and increased product margin for additional device(s) (Levels 1-3)

20% total weight

•	Increase in shareholder value based upon the success of the CEO to implement the vision, strategy and execution elements from 2008

•	Measurement – Linked to the total increase in share price [e.g., compare VWAP for December 09 to December 08VWAP (Level 1-3)

•

Measurement – Level based on share price increase of 25%, 50%, 75%, 100%, 150%, 200%, 250%, 300%, 400%, 500% for 2009 vs. 2008; Additional incentives for share price increases above 500%. For company sale or merger, then the measurement used would be the closing share price as compared to the December 08 VWAP (e.g., VWAP for the last month of the prior year). (Levels 4-13)

25% total weight

Total levels = 30

TABLE 1

Incentive award granted if goals below cutpoint for 100% are achieved

Period	% of bonus incentive per each level achieved
2007	9%
First half 2008	7%
2008	5%
2009	5%

Example of calculation of incentive awards for CEO for 2008 if levels below the cutpoint for additional awards are not achieved

Exhibit A - Page 4

Executive Employment Agreement

Goal Achieved	Level achieved
P&L, Financials	6
Product Development	3
Offshore Outsourcing Plus Significant cost reductions and increased product margin	1
Shareholder value	4
TOTAL	14

CEO would be awarded 70% (14 X 5%) of 200,000 restricted stock units (the maximum) = 140,000 and a cash bonus equal to 17.5% (70% X 25% ) of base salary assuming that no incentive awards had been granted at midyear 2008.

TABLE 2

Example of calculations of additional incentive awards when additional goals are achieved beyond those that merit a 100% award

Period	Number of levels	Cut point for 100% award Number of levels	% additional award for each level above cutpoint	Range of additional awards expressed as %
2007	14	11	7%	107-121%
First half 2008	20	14	8%	108-148%
2008	30	20	5%	105-150%
2009	30	20	5%	105-150%

Exhibit A - Page 5

Executive Employment Agreement

EXHIBIT B

Confidentiality, Non-Compete, Non-Solicitation and Inventions Agreement

The undersigned, Ralph Makar (the “Employee”), acknowledges, as of the date of this Agreement, that (a) during the course of Employee’s employment with Bioject Medical Technologies, Inc. and Bioject Inc. (collectively, the “Company”), Employee has had and will continue to have access to confidential information of the Company not readily available to the public and (b) Employee has been and will continue to be employed in a position of trust and confidence. In consideration of such employment by the Company and access to confidential information of the Company, Employee agrees as follows:

1. Confidential Information. As used herein, the term “Confidential Information” means: (a) proprietary information of the Company such as any information which constitutes, represents, evidences or records a secret scientific, technical, marketing, production or management information, design, process, procedure, formula, invention or improvement; (b) information designated by the Company as confidential or which Employee knows or should know is confidential; and (c) information provided to Company by third parties which Company is obligated to keep confidential. It also includes, but is not limited to, trade secrets as defined under the Uniform Trade Secrets Act, all information relating to Company’s suppliers and customers, business strategies, pricing, technology, methods, techniques, procedures, products, costs, employee compensation, marketing plans, leases, computer programs or systems, inventions, developments, and trade secrets of every kind and character. “Confidential Information” shall not include information that Employee can establish (i) was known in the public domain prior to the time of disclosure to Employee by the Company; (ii) becomes publicly known and made generally available after disclosure to Employee by the Company through no action or inaction of Employee; and (iii) is in the possession of Employee, without confidentiality restrictions, at the time of disclosure by the Company as shown by Employee’s files and records immediately prior to the time of disclosure. Employee acknowledges that all Confidential Information is a valuable asset of the Company and shall continue to be the exclusive property of the Company whether or not prepared in whole or in part by Employee and whether or not disclosed to Employee or entrusted to his or her custody in connection with his or her employment by the Company.

2. Nondisclosure and Nonuse. Unless authorized or instructed in writing by the Company, or required by law, Employee will not, except as required in the course of the Company’s business, during or after his or her employment, disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public, other than by Employee’s act or failure to act. In addition, Employee agrees to use his or her best efforts to prevent accidental or negligent loss or release to any unauthorized person of the Confidential Information. Employee will deliver immediately to the Company upon its request all Confidential Information and all copies thereof. Employee will retain no excerpts, notes, photographs, reproductions, or copies of any Confidential Information.

3. Work Made for Hire. Employee agrees that at any time during Employee’s employment, if Employee makes, conceives, discovers or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property

Exhibit B - Page 1

Executive Employment Agreement

right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (each herein called a “Development”) that (a) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (b) results from tasks assigned to Employee by the Company or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, each such Development and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns. Employee will promptly disclose to the Company (or any persons designated by it) each such Development and, by virtue of Employee signing this Agreement, hereby assign any and all rights and interests resulting therefrom to the Company and it assigns without further compensation. Employee will communicate to the Company, without cost or delay, and without publishing the same, all available information relating to the Developments (with all plans and models).

Each copyrightable Development authored or created by Employee under this Agreement shall be deemed “work made for hire” as defined in the U.S. Copyright Act, as amended, and all right, title and interest therein shall vest with the Company. If any copyrightable Development is not considered to be included in the categories of works covered by the “work made for hire” doctrine, such Developments shall be deemed to be assigned and transferred completely and exclusively to the Company by virtue of the execution of this Agreement.

Employee agrees to, at the request and cost of the Company, execute and do all such deeds and acts as the Company may reasonably require to (a) apply for and obtain, in the name of the Company, patents, copyrights, or other analogous protection in any country throughout the world and when so obtained or vested, to renew or restore the same, and (b) to defend in any opposition proceedings with respect to such applications or revocation of those applications. In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any patents, copyright or other analogous protection relating to a Development, whether because of Employee’s physical or mental incapacity or any other reason, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf to execute any such applications and do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

4. Ownership of Inventions. Employee agrees that (a) he or she will disclose immediately to the Company all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, know-how and computer programs, whether or not patentable and whether or not reduced to practice, conceived by Employee during employment by the Company, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research or investigations of the Company or which result to any extent from the use of the Company’s premises or tangible or intangible property (herein collectively referred to as “Inventions”), and (b) that all such Inventions shall be owned exclusively by the Company. Employee hereby assigns to the Company all of Employee’s right, title and interest in and to all such Inventions, and Employee agrees that the Company shall be the sole owner of all domestic and foreign patent or other rights pertaining thereto. Employee also agrees, during the term of his or her employment and thereafter, to execute all documents which the Company reasonably

Exhibit B - Page 2

Executive Employment Agreement

determines to be necessary or convenient for use in applying for, perfecting, or enforcing patents or other intellectual property rights in the Inventions.

5. Non-Solicitation of Customers. Employee agrees that for the one (1) year period immediately following termination of Employee’s employment with the Company, for whatever reason, whether that termination is effected by the Employee or the Company; Employee shall not, directly or indirectly, on behalf of any person or business, solicit, contact, or call upon any customer or customer prospect of the Company, or any representative of the same, with a view toward the sale or providing of any service or product competitive with any service or product sold or provided by the Company during Employee’s employment with the Company; provided, however, the restrictions set forth in this Section shall apply only to customers or prospects, or representatives of the same, with which the Employee had business contact during the last twelve (12) months of Employee’s employment with the Company.

6. Non-Solicitation of Employees. Employee agrees that, for the one (1) year period immediately following termination of Employee’s employment with the Company, for whatever reason, whether that termination is effected by the Employee or the Company, Employee shall not, directly or indirectly, solicit, recruit, or induce any employee of the Company to work for any person or business which competes with the Company in its business.

7. Non-Compete. Employee agrees that at all times during his employment with the Company, and for twelve (12) full calendar months after its termination for any reason, or the maximum period of time permitted by applicable law, whichever is less, Employee will not, directly or indirectly (i) develop needle-free injection systems for parenteral injectables or (ii) own any interest in, manage, control, participate in, consult with, or render services for any person, firm or entity that develops needle-free injection systems for parenteral injectables anywhere in the world. Nothing herein shall prohibit Employee from being an owner of not more than five percent (5%) of the outstanding stock of any class of corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation. Nothing herein shall prohibit or restrict Employee from being employed by, participating in, consulting with, or rendering services to any person, firm or entity that develops needle-free injection systems for parenteral injectables if the employment, consulting, participation, or rendering of services exclusively involves other products or services.

If at the time of enforcement of this Section 7 a court holds that the restrictions stated herein are unreasonable, and/or unenforceable, under circumstances then existing, Employee agrees that the maximum period, scope or geographical areas reasonable under such circumstances shall be substituted for the stated period, scope or area. Employee agrees that the restrictions contained in this Section 7 are reasonable.

8. Obligations to Others. Employee warrants that (a) his or her employment by the Company does not violate any agreement with any prior employer or other person or firm, (b) he or she is not subject to any existing confidentiality or noncompetition agreement or obligation, except as has been fully disclosed in writing to the Company, and (c) Employee will not use or disclose in connection with his or her employment by the Company any confidential information belonging to any other person or firm. Employee also agrees to be bound by all confidentiality and invention obligations and restrictions of the Company to third parties if Employee is

Exhibit B - Page 3

Executive Employment Agreement

informed of such by the Company and agrees to take all action necessary to discharge the obligations of the Company thereunder.

9. Remedies. Employee acknowledges that breach of this Agreement will cause irreparable harm to the Company and agrees to the entry of a temporary restraining order, permanent injunction or other equitable relief by any court of competent jurisdiction to prevent breach or further breach of this Agreement, in addition to any other remedy available to the Company at law or in equity.

10. Severability of Provisions. The provisions hereof are severable, and if any provision is held invalid or unenforceable, it shall be enforced to the maximum extent permissible, and the remaining provisions shall continue in full force and effect.

11. Oregon Law to be Applied. The interpretation of and performance under this Agreement shall be governed by the laws of the State of Oregon, exclusive of choice of law rules.

12. Attorneys Fees. If any action or suit is instituted to enforce Employee’s obligations hereunder, the prevailing party shall be entitled to recover from the other party, in addition to any other rights and remedies it may have, all reasonable expenses and attorneys’ fees at trial, on appeal, and in connection with any petition for review.

13. No Further Rights. Nothing in this Agreement shall be construed to vary the employment relationship or to confer any rights to continued employment by the Company. Unless otherwise specified, Employee’s employment by the Company is strictly “at-will” and may be terminated at any time for any reason with or without cause or notice.

14. Waiver. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

Notice To Employee:

THIS AGREEMENT REQUIRES TRANSFER TO THE COMPANY OF CERTAIN INVENTIONS OR WORKS OF AUTHORSHIP. YOU MAY WISH TO CONSULT YOUR LEGAL COUNSEL FOR ADVICE.

/s/ Ralph Makar	October 1, 2007
Signature of Employee	Date

Ralph Makar
Please Print Name

Exhibit B - Page 4

Executive Employment Agreement

EXHIBIT C

(Summary of Outside Involvement)

Disclosure Summary for Outside Interests of Ralph Makar

1)	Mesa Therapeutics – Co-Founder and Corporate Officer – Mesa Therapeutics is an emerging specialty pharmaceutical company focused on acquiring branded prescription products with additional market potential. Signed Confidentiality Agreement in place.

+	Upon Joining Bioject as CEO: Will relinquish corporate officer role and maintain a minority ownership interest and status as a Strategic Advisor.

2)	Keisense Ltd. – A privately held startup company that is researching and developing technologies to enhance communication on mobile devices. Signed Confidentiality Agreement in place.

+	Upon Joining Bioject as CEO: Will retain a minority share as a result of completed work assisting with business planning, business development and fund raising. May retain status as a Strategic Advisor.

3)	Anharico – A privately held Belgium based international cosmetic manufacturer. Developed Business plan and strategy for entry into US market. Engaged major US distributor in early Stage discussions.

+	Upon Joining Bioject as CEO: Will relinquish role as US lead for Anhairco business. May collect subsequent royalties based upon future US sales.

4)	Consulting Engagements – Confidentiality agreements and ongoing contract in place regarding specific Pharmaceutical consulting services. Can be terminated with 15 days notice.

+	Upon Joining Bioject as CEO: Will terminate any such agreements.

Exhibit C - Page 1

Executive Employment Agreement